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Exhibit 99(d)

SHAREHOLDERS AGREEMENT
IN EVENT OF SHAREHOLDER DEATH

        This Shareholders Agreement (this "Agreement") dated May 23, 2001 is by and among HIA, Inc. (the "Company") and Carl J. Bentley, Alan C. Bergold and Don Champlin (collectively, the "Shareholders" and each individually a "Shareholder").

RECITALS

        Each Shareholder owns shares of common stock in the Company (together with the shares of common stock in the Company hereafter acquired by each Shareholder, the "Shares"). The Shareholders and the Company each desire to provide a method for purchasing the Shares of a deceased Shareholder and make provision for the adequate financing of such purchase.

AGREEMENT

        Accordingly, in consideration of the premises, and for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders and the Company agree as follows:

        Section 1.    Purchase of Stock.

        Upon the death of any Shareholder, the remaining Shareholders shall purchase, and the executor, administrator, surviving spouse, or other legal representative of the deceased Shareholder's estate (the "Legal Representative") shall sell, the Shares owned by the deceased Shareholder at the time of his death (the "Deceased's Shares"), on the terms and conditions set forth herein.

        Section 2.    Life Insurance.

        (a)   In order to fund a purchase of Shares upon the death of a Shareholder, each Shareholder has purchased the following life insurance policies on the lives of the other two Shareholders from Ohio National Life Assurance Corporation, One Financial Way, Cincinnati, Ohio 45242, (together with any policies subsequently issued on the lives of any of the Shareholders to replace any of the policies described below or issued in addition to the policies described below in the furtherance of this Agreement, the "Policies"). The existing Policies are as follows:

Shareholder	Policy Number	Amount	Insured
Carl J. Bentley		$1,500,000	Alan C. Bergold
Carl J. Bentley		$1,250,000	Don Champlin
Alan C. Bergold		$1,250,000	Carl J. Bentley
Alan C. Bergold		$1,250,000	Don Champlin
Don Champlin		$1,250,000	Carl J. Bentley
Don Champlin		$1,500,000	Alan C. Bergold

        (b)   Each Shareholder is the owner and beneficiary of the Policies set forth next to his name above and during the term of this Agreement shall maintain such Policies free and clear of any liens, claims, encumbrances and other rights of third parties. Each Shareholder shall be responsible to make timely payment of a portion of each premium due on each Policy in an amount equal to such premium divided by the number of insured Shareholders living on the due date of such premium; provided, however, that if such premium is for a Policy insuring a deceased Shareholder for a time period prior to such Shareholder's death, the estate of such deceased Shareholder shall make timely payment of such Shareholder's portion of such premium. Upon request by an insured Shareholder, each other Shareholder shall furnish satisfactory proof of all such payments. In the event any Shareholder or the estate of a deceased Shareholder shall for any reason fail to pay any such amounts when due, each other Shareholder shall have the right to pay such amount and shall be entitled to reimbursement for any amounts so paid. Any refund issued on a premium shall be shared equally among the Shareholders and, if applicable, the estate of any deceased Shareholder.

        (c)   Each Policy shall require the insurance company to give notice to each Shareholder of any failure to pay any premium when due or any cancellation of such Policy. Within sixty (60) days after the date of this Agreement and within ten (10) days after the renewal date of each Policy, each Shareholder shall provide to each other Shareholder a certificate of coverage or other reasonably satisfactory evidence of compliance with this Section 2. In connection with the purchase of insurance by a Shareholder on the life of any other Shareholder, each insured Shareholder agrees to cooperate with the insuring Shareholder in meeting all requirements imposed by the insurer necessary to the issuance of such insurance.

        Section 3.    Insured's Option to Repurchase Policy.

        Each surviving Shareholder shall have the right to purchase any Policy on his life from (a) the estate of a deceased Shareholder within 30 days after the Legal Representative of the deceased Shareholder has qualified to administer the estate, or (b) the other surviving Shareholders (i) within 30 days after such Shareholder transfers his Shares or (ii) within 30 days after this Agreement terminates under Section 10, by paying to such party an amount equal to the interpolated terminal reserve of such Policy plus the unearned portion of any premiums which shall have been paid thereon determined in the manner required under Treas. Reg. §25.2512 6 or any successor provision.

        Section 4.    Death of Any Shareholder.

        (a)   Upon the death of any Shareholder, each surviving Shareholder as beneficiary shall file a claim with the insurance company under the Policy issued with respect to the deceased Shareholder and shall collect the proceeds of such Policy (the "Proceeds").

        (b)   The Deceased's Shares shall be purchased from the Legal Representative of the deceased Shareholder's estate as follows:

          ()     No later than ten days after all of the Proceeds with respect to such deceased Shareholder have been received by the surviving Shareholders, each surviving Shareholder shall purchase a portion of the Deceased's Shares equal to the amount of Proceeds received by such Shareholder divided by the Purchase Price determined in Section 5.

          ()     If the aggregate number of the Deceased's Shares is less than the aggregate number of the Deceased's Shares that all of the surviving Shareholders are required to purchase, the number of the Deceased's Shares that each surviving Shareholder shall purchase shall be reduced equally until the aggregate number of the Deceased's Shares that the surviving Shareholders shall purchase equals the aggregate number of the Deceased's Shares. The surplus Proceeds shall remain the property of the respective insuring Shareholder.

          ()     If the aggregate number of the Deceased's Shares is greater than the aggregate number of the Deceased's Shares that the surviving Shareholders are required to purchase with proceeds from insurance policies under Section 4(b)(1), the surviving Shareholders shall have the option to purchase from the deceased Shareholder's estate that number of the Deceased's Shares remaining after the purchase by each of the surviving Shareholders under Section 4(b)(1) for the Purchase Price determined in Section 5. To the extent that the Surviving Shareholders do not exercise that option in full, the Company shall have the right to buy the remaining shares for the same Purchase Price. If the Company and/or the surviving Shareholders shall agree to purchase any or all of the remaining shares, they shall pay the deceased Shareholder's estate for those Shares in (not to exceed) 120 monthly installments, the first such installment to be paid sixty days from the date of death of the Shareholder. The obligation to pay such installments shall be represented by a separate promissory note executed by each purchaser (a "Note") that shall bear interest at the rate of 6% per year. Each Note shall contain a provision that in case of a failure to pay a monthly payment within 30 days of such payment's due date, the holder shall send notice of non-payment to the maker, and the maker shall have ten days to bring current all payments then due. If the Note is not brought current within that 10-day period, the holder may accelerate the maturity of the Note. Each Note will be secured by a pledge of the portion of the Deceased's Shares purchased by the maker of that Note and the certificates representing those pledged shares, together with an executed stock power, shall be delivered by the maker of the Note to the payee to be held until the Note is paid in full. The Company and/or the surviving Shareholders shall have the right at any time to prepay a Note without penalty.

        (c)   If any charges, liens or encumbrances exist with respect to the Deceased's Shares, the buyer(s) of such Shares may, at its sole option, make payment in full of such charges, liens and encumbrances to obtain good and marketable title to such Shares, or assume the deceased Shareholder's obligations with respect to those charges, liens, or . encumbrances and make payments with respect to them in accordance with the instruments or agreements giving rise to such charges, liens and encumbrances. Any such payments made to partially or fully discharge or assume such charges, liens and encumbrances shall serve to reduce the payments to be made by such buyer to the Legal Representative of the deceased Shareholder's estate for the purchase of the Deceased's Shares.

        Section 5.    Purchase Price.

        The price per Share of each Share purchased upon the death of any Shareholder (the "Purchase Price") shall be the greater of nine (9) times the average net profit of the Company (before taxes, officers' bonus, profit sharing and 401(k) payments) for the last three fiscal years ending prior to the Deceased Shareholder's death divided by the number of shares of common stock of the Company issued and outstanding as of the end of such fiscal year or $1.35.

        Section 6.    Transfer of Stock.

        Upon receipt by the Legal Representative of the cash and/or the Note as provided in Section 4, the Legal Representative shall properly endorse and deliver the certificates for the respective number of Shares purchased to each of the surviving Shareholders and the Company. The estate of the deceased Shareholder shall pay all United States documentary stamp taxes and all other state and federal taxes assessed as a result of the sale of the Shares.

        Section 7.    Simultaneous Death.

        If all Shareholders die simultaneously or under any circumstances where it cannot be determined which Shareholder died first, or if the death of all of the Shareholders occurs within such close proximity that the death of the remaining Shareholder occurs before the aggregate Purchase Price for all of the Shares owned by the other Shareholder(s) has been paid in accordance with this Agreement, then the estate of each deceased Shareholder shall retain the respective Shares, the Legal Representatives of the respective estates of the deceased Shareholders shall collect and retain the Proceeds of the respective Policies and any payments made with respect to any of the Shares shall be returned to the estate of the Shareholder that made such payments.

        Section 8.    Exercise of Rights by Shareholders.

        None of the Shareholders shall be entitled to exercise any of the rights appurtenant to the Policies, such as the right to borrow on the Policies, change the beneficiary, assign, or any other right or privilege granted by the terms of the Policies.

        Section 9.    Terms of Policies to Govern.

        The parties hereto expressly recognize that the insurance company issuing the Policies is not a party to this Agreement and shall not, as a condition precedent to the exercise of any of the rights granted by the terms of such Policies, insist on the performance of the terms of this Agreement. All obligations of the insurance company shall be limited and governed solely by the terms of the Policies.

        Section 10.    Termination.

        This Agreement shall terminate and the Policies shall be released from the terms of this Agreement upon the occurrence of any of the following events:

          (a)   Insolvency of the Company or its failure to pay its debts as they mature, the appointment of a receiver for the Company or an adjudication declaring the Company to be bankrupt;

          (b)   A merger, consolidation or other reorganization involving the Company and another entity pursuant to which all the Shares are exchanged for or converted into shares of stock of another entity which are unrestricted and readily tradeable on an established securities market;

          (c)   Dissolution or the termination of the existence of the Company;

          (d)   Execution of a written agreement terminating this Agreement by the Company and each Shareholder;

          (e)   Execution of a written agreement by any two Shareholders, where the termination of this Agreement is effective as of the expiration date of the Policies hereunder;

          (f)    When there is but one Shareholder bound by the terms of this Agreement and all of the Deceased's Shares have been purchased in accordance with this Agreement; or

          (g)   In the event that, in any consecutive twelve month period, the premiums due on any one Policy exceed $50,000 or the premiums due on all Policies exceed $75,000.

        Section 11.    Arbitration.

        Any dispute arising under this Agreement shall be submitted to binding arbitration in Denver, Colorado. The arbitration shall be conducted under the auspices of the Judicial Arbiter Group or another arbitral body selected by the parties. The prevailing party in any arbitration shall be entitled to recover, in addition to any other relief awarded by the arbitrator, its reasonable costs and expenses of preparing for and participating in the arbitration, including attorneys' fees and arbitrator's fees. If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis the arbitrator deems appropriate.

        Section 12.    Miscellaneous.

        (a)    Entire Agreement/Amendment.    This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby. This Agreement may be amended only by a writing signed by the Company and each of the Shareholders.

        (b)    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, personal representatives and permitted assigns.

        (c)    No Assignment.    This Agreement may not be assigned by a party without the prior written consent of all other parties.

        (d)    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

        (e)    Notices.    All notices required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be sent by facsimile, hand delivery or reputable overnight courier. The facsimile numbers and addresses of the parties set forth on the signature page to this Agreement shall be used for the delivery of notices unless and until a party changes its facsimile number or address for such purposes by notice to the other parties. Each such notice shall be effective (i) if given by facsimile, when transmission of the facsimile is confirmed by the sender's facsimile machine, (ii) if given by hand delivery, when actually received, or (iii) if given by reputable overnight courier, one business day after being delivered to the courier.

        (f)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

        (g)    Severability.    The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

        (h)    Headings; Terms.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Defined terms shall have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day. All references to "Sections" are to sections of this Agreement unless indicated otherwise.

        IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be executed as of the date first above written.

HIA, Inc.
By:
Name:
Title:
Address:
Facsimile No.:
Carl J. Bentley
Address:
Facsimile No.:
Alan C. Bergold
Address:
Facsimile No.:
Don Champlin
Address:
Facsimile No.:

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  Exhibit 99(d)